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                                                                      EXHIBIT 11

                              MEDAPHIS CORPORATION
         COMPUTATION OF PRIMARY AND FULLY PRO FORMA EARNINGS PER SHARE
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

DESCRIPTION                                                     1996        1995      1994
-----------                                                   ---------   --------   -------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                          DATA)
                                          PRIMARY
Weighted average shares outstanding during the period.......     71,225     56,591    50,128
Shares issuable upon assumed exercise of stock options, less amounts assumed repurchased under the treasury stock
  method....................................................         --         --     3,700
Preferred Stock.............................................         --         --     6,417
                                                              ---------   --------   -------
Total weighted average common stock and common stock
  equivalents outstanding during the period.................     71,225     56,591    60,245
                                                              =========   ========   =======
Pro forma net income (loss).................................  $(123,642)  $ (8,504)  $30,706
                                                              =========   ========   =======
Pro forma net income (loss) per common share................  $   (1.74)  $  (0.15)  $  0.51
                                                              =========   ========   =======
                                           FULLY
Weighted average shares outstanding during the period.......     71,225     56,591    50,128
Shares issuable upon assumed exercise of stock options, less amounts assumed repurchased under the treasury stock
  method....................................................         --         --     4,255
Preferred Stock.............................................         --         --     6,417
Convertible Debentures......................................         --         --     4,527
                                                              ---------   --------   -------
Total weighted average common stock and common stock
  equivalents outstanding during the period.................     71,225     56,591    65,327
                                                              =========   ========   =======
Pro forma net income (loss).................................  $(123,642)  $ (8,504)  $30,706
                                                              =========   ========   =======
Interest adjustment.........................................         --         --     2,614
                                                              ---------   --------   -------
                                                              $(123,642)  $ (8,504)  $33,320
                                                              ---------   --------   -------
Pro forma net income (loss) per common share................  $   (1.74)  $  (0.15)  $  0.51
                                                              =========   ========   =======

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